EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-149219, 333-145224, 333-154918 and 333-158468) of Voltaire Ltd. of our report dated March 23, 2010 relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ Kesselman & Kesselman
Kesselman & Kesselman
A member of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel
March 23, 2010